Exhibit 10.13

                                      NOTE

$24,000.00                                                     December 24, 1998


Received of A. Scott Dockter the sum of Twenty-four Thousand Dollars ($24,000.00) as personal loan to Newgold, Inc. This loan shall bear interest at the rate of eight per cent (8%) per annum from December 24, 1998 until paid in full and shall be due upon demand.


/s/ Robert W. Morris
Treasurer-CFO